Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Evans Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-160262, No. 333-181018, No. 333-188164, and No. 333-231605) on Form S-8 and (No. 333-249269 and No. 333-230819) on Form S-3 of Evans Bancorp, Inc. of our report dated March 12, 2020, with respect to the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes of Evans Bancorp, Inc.

/s/ KPMG LLP

Rochester, New York

March 9, 2022